Exhibit 10.3

Award Number: 13-018

NUMBER HOLDINGS, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT
PURSUANT TO THE
NUMBER HOLDINGS, INC.
2012 STOCK INCENTIVE PLAN

AGREEMENT (“Agreement”), dated as of the Grant Date between Number Holdings, Inc., a Delaware corporation (the “Company”), and Stéphane Gonthier (the “Participant”).

Preliminary Statement

The Committee hereby grants this non-qualified stock option (the “Option”) as of October 9, 2013 (the “Grant Date”), pursuant to the Number Holdings, Inc. 2012 Stock Incentive Plan, as it may be amended from time to time (the “Plan”),  to purchase the number of shares of Class A Common Stock, $0.001 par value per share of the Company (the “Class A Common Stock”), and Class B Common Stock, par value $0.001 per share, of the Company (the “Class B Common Stock,” and, together with the Class A Common Stock, the “Common Stock”), set forth below to the Participant, as an Eligible Employee of the Company or one of its Affiliates (collectively, the Company and all of its Affiliates shall be referred to as the “Employer”).  Except as otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.  A copy of the Plan has been delivered to the Participant.  By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.

Accordingly, the parties hereto agree as follows:

1.                                      Tax Matters.  No part of the Option is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

2.                                      Common Stock Subject to Option;  Exercise Price.  Subject in all respects to the Plan and the terms and conditions set forth herein and therein, the Option entitles the Participant to purchase from the Company, upon exercise, 21,505 shares of Class A Common Stock and 21,505 shares of Class B Common Stock, provided that the Participant must exercise the Option with respect to an equal number of shares of Class A Common Stock and Class B Common Stock concurrently.  The exercise price under the Option is $1,219 for each unit (a “Unit”) consisting of one share of Class A Common Stock and one share of Class B Common Stock (the “Unit Exercise Price”).

3.                                      Vesting; Exercise.

(a)                                 Time-Based Vesting.  Options to purchase 16,129 shares of each class of Common Stock (the “Time-Vested Options”) shall vest and become exercisable on the dates and in the cumulative percentages provided in the table below (which percentages shall apply equally with respect to the Class A Common Stock and the Class B Common Stock subject to the Option); provided, that except as provided below, with respect to each vesting date, the Participant has not experienced a Termination prior to such date.  There shall be no proportionate or partial vesting in the periods prior to each vesting date.

Vesting Date	Percent Vested
First Anniversary of Grant Date	30%
Second Anniversary of Grant Date	50%
Third Anniversary of Grant Date	75%
Fourth Anniversary of Grant Date	100%

Notwithstanding the foregoing:

(i)                                     If the Participant’s employment is Terminated without Cause or for Good Reason (as such terms are defined in the Employment Agreement by and between 99¢ Only Stores and the Participant as in effect on the date hereof (the “Employment Agreement”)), then (A) if the date of Termination is prior to the second anniversary of the effective date of the Employment Agreement (the “Effective Date”), the vesting of the Time-Vested Options shall be accelerated such that 50% of the total number of Time-Vested Options are vested and (B) if the date of Termination is on or after the second anniversary of the Effective Date, Participant will receive an additional 12 months of vesting on the Time-Vested Options; and

(ii)                                  upon the occurrence of a Change in Control, all unvested Time-Vested Options shall accelerate and vest.

(b)                                 Options to purchase 5,376 shares of each class of Common Stock (the “Performance-Vested Options”) shall vest and become exercisable on the date the Option Hurdle (as defined below) is satisfied (which percentages shall apply equally with respect to the Class A Common Stock and the Class B Common Stock subject to the Option); provided, that except as provided below, the Participant has not experienced a Termination prior to such date.

(i)                                     If the Participant’s employment is Terminated without Cause or for Good Reason, unvested Performance-Vested Options shall remain outstanding, and shall not be forfeited, until the earlier of (A) 180 days after the date of such Termination and (B) the Expiration Date (as defined below) (the “Post-Termination Performance Period”).  If the Option Hurdle is satisfied during such Post-Termination Performance Period, the Performance-Vested Options shall vest and be exercisable until the 90th day after the satisfaction of the Option Hurdle or, if sooner, the Expiration Date.

(ii)                                  The “Option Hurdle” will be satisfied on the first date on which all of the following conditions are met: (A) the Returned Capital (as defined below) as of such date (x) results in an IRR (as defined below) greater than 20% and (y) equals or exceeds 50% of the Invested Capital (as defined below); and (B) the Unit Value (as defined below) on such date is at least three times greater than the Unit Value on the Grant Date (subject to appropriate adjustment at the discretion of the Committee for any stock split, stock dividend, reclassification, subdivision, reorganization, recapitalization or similar event).  All determinations relevant to calculating whether the Option Hurdle has been satisfied shall be made by the Committee.

(iii)                               Definitions

“IRR” means, as of any date, a rate of return (taking into account the Returned Capital as of such date and the fair market value of the shares of Class A Common Stock and Class B Common Stock held by the Sponsors (as defined below) on such date), that is the discount rate, compounded annually, which, when applied to the Invested Capital as of such date, produces a net present value equal to zero.

“Invested Capital” means, as of any date, the aggregate amount of equity contributions made by the Sponsors in the Company and its subsidiaries through such date; provided, that, for the purposes of calculating IRR, the Sponsors’ equity contribution in the Company prior to the Effective Date will be deemed to be equal to the fair market value of the shares of Class A Common Stock and Class B Common Stock owned by the Sponsors on the Grant Date.

“Returned Capital” means, as of any date, the aggregate amount of cash and marketable securities (valued at the fair market value thereof) resulting from (A) dividends in respect of shares of Class A Common Stock and Class B Common Stock and (B) any sale or other exchange of shares of Class A Common Stock and Class B Common Stock, in each case actually distributed to or received by the Sponsors from and after the Effective Date.

Returned Capital shall not include (A) amounts placed in escrow that are not released to the Sponsors within 18 months after being placed in escrow or (B) amounts received by the Sponsors that the Sponsors are required to repay to satisfy indemnification claims or similar contingencies.

“Sponsors” means Ares Corporate Opportunities Fund III, L.P., the Canada Pension Plan Investment Board and their respective Affiliates.

“Unit Value” means on any date the combined fair market value per share of the Class A Common Stock and Class B Common on such date.

(c)                                  To the extent that the Option has become vested and exercisable with respect to a number of shares of Common Stock, the Option may thereafter be exercised by the Participant, in whole or in part, at any time, or from time to time, prior to the Expiration Date, in accordance with the Plan and this Agreement; provided, that the Participant must exercise the Option with respect to an equal number of shares of Class A Common Stock and Class B Common Stock concurrently.  Notwithstanding the foregoing, the Participant may not exercise the Option unless the offering of shares of Common Stock issuable upon such exercise (i) is then registered under the Securities Act, or, if such offering is not then so registered, the Company has determined that such offering is exempt from the registration requirements of the Securities Act and (ii) complies with all other applicable laws and regulations governing the Option, and the Participant may not exercise the Option if the Committee determines that such exercise would not be so registered or exempt and otherwise in compliance with such laws and regulations.

(d)                                 To exercise the Option, unless otherwise directed or permitted by the Committee, the Participant must:

(i)                                     execute and deliver to the Company a properly completed Notice of Exercise in the form attached hereto as Exhibit A,

(ii)                                  execute and deliver such documentation as is required by the Committee, which documentation shall set forth certain restrictions on transferability of the shares of Common Stock acquired upon exercise, a right of first refusal or a right of first offer of the Company and other Persons with respect to shares, and such other terms or restrictions as the Board or Committee shall from time to time establish, including any drag along rights, tag along rights, transfer restrictions and registration rights, and

(iii)                               remit the aggregate Unit Exercise Price to the Company in full, payable (A) in cash or by check, bank draft or money order payable to the order of the Company or (B) on such other terms and conditions as may be acceptable to the Committee.

(e)                                  Unless otherwise directed or permitted by the Committee, the Participant must pay or provide for all applicable withholding taxes in respect of the exercise of the Option, by (i) remitting the aggregate amount of such taxes to the Company in full, in cash or by check, bank draft or money order payable to the order of the Company, or (ii) making arrangements with the Company to have such taxes withheld from other compensation, to the extent permitted by the Committee.

4.                                      Option Term.  The term of the Option shall be until the tenth anniversary of the Grant Date (the “Expiration Date”).  Upon the Expiration Date, the Option shall expire and be canceled for no consideration, and no longer shall be exercisable.  The Option is subject to termination prior to the Expiration Date to the extent provided in Sections 5 and 6 below.

5.                                      Detrimental Activity.  The provisions in the Plan regarding Detrimental Activity shall apply to the Option; provided that the term “Detrimental Activity” shall mean a breach by Participant of Participant’s “Fair Competition Agreement” with 99¢ Only Stores (the “Fair Competition Agreement”).

6.                                      Termination; Change in Control; Changes in Capital Structure.  Except as expressly provided herein, the provisions in the Plan regarding Termination and Change in Control shall apply to the Option, provided that if the Participant’s employment agreement expressly provides more favorable rights with respect to the Option in the event of Termination or Change in Control, such rights shall apply. In addition, in the event of a Section 4.2 Event (as defined in the Plan), the aggregate number and kind of shares that may be issued pursuant to the exercise of the Option, and the exercise price of the Option, shall be appropriately adjusted in accordance with Section 4.2(b) of the Plan.

7.                                      Restriction on Transfer of Option.  Unless otherwise determined by the Committee in accordance with the Plan, (a) no part of the Option shall be Transferable other than by will or by the laws of descent and distribution and (b) during the lifetime of the Participant, the Option may be exercised only by the Participant or the Participant’s guardian or legal representative.  Any attempt to Transfer the Option other than in accordance with the Plan shall be void; provided, that the Option may be transferred at the discretion of the Participant, to the extent lawful, upon reasonable advance notice to, and subject to documentation reasonably requested by, the Committee, to a limited liability company, the sole members of which are members of the Participant’s immediate family, or a trust solely for the benefit of members of the Participant’s immediate family, unless such Transfer, in the Committee’s reasonable determination, could result in a material financial adverse impact to the Company. Any Person to whom the Option is Transferred pursuant to this Section 7 shall be subject to all of the terms of this Agreement and the Plan.

8.                                      Company’s Right to Repurchase; Other Restrictions.

(a)                                 Company’s Right to Repurchase.  In the event of the Participant’s Termination, the Company shall have the right (the “Repurchase Right”), but not the obligation, to repurchase (or to cause one or more of its designees to repurchase) from the Participant (or his transferee) (X) any or all of the shares of Common Stock acquired upon the exercise of the Option and still held at the time of such repurchase by the Participant (or his transferee); provided, that the Company must exercise the Repurchase Right with respect to an equal number of shares of Class A Common Stock and Class B Common Stock concurrently or (Y) any vested but unexercised portion of the Option at the price determined in the manner set forth below (the “Repurchase Price”), during each period set forth below (each, a “Repurchase Period”) and to the extent set forth below:

(i)                                     In the event of Termination for Cause or a breach by the Participant of the Fair Competition Agreement, the Company may exercise the Repurchase Right with respect to all shares previously acquired pursuant to the exercise of the Option.  The Repurchase Period under this Section 8(a)(i) shall be 90 days from the date of Termination.  The Repurchase Price under this Section 8(a)(i) shall be, for each Unit, the lesser of (A) the Unit Exercise Price or (B) the Fair Market Value of a Unit on the date of Termination.

(ii)                                  In the event of Termination for any reason other than Termination for Cause (including Termination due to retirement, death, Disability, involuntary Termination without Cause, or voluntary Termination by the Participant for any reason) or a breach by the Participant of the Fair Competition Agreement:

(A)                               The Company may exercise the Repurchase Right with respect to all shares acquired pursuant to the exercise of the Option on or prior to the date of Termination.  The Repurchase Period under this Section 8(a)(ii)(A) shall be 90 days from the date of Termination.  The Repurchase Price under this Section 8(a)(ii)(A) shall be, for each Unit, the Fair Market Value of a Unit on the date of Termination.

(B)                               The Company may exercise the Repurchase Right with respect to all shares acquired pursuant to the exercise of the Option after the date of Termination.  The Repurchase Period under this Section 8(a)(ii)(B) shall be 90 days from the latest date on which the Option is permitted to be exercised under this Agreement.  The Repurchase Price under this Section 8(a)(ii)(B) shall be, for each Unit, the Fair Market Value of a Unit on the date of Termination.

(C)                               The Company may exercise the Repurchase Right with respect to the vested but unexercised portion of the Option.  The Repurchase Period under this Section 8(a)(ii)(C) shall be the latest date on which the Option is permitted to be exercised under this Agreement.  The Repurchase Price under this Section 8(a)(ii)(C) shall be the product of (A) the excess (if any) of the Fair Market Value of a Unit on the date of Termination over the Unit Exercise Price multiplied by (B) the number of Units covered by the Option being repurchased.  For the avoidance of doubt, upon such repurchase such Option shall no longer be exercisable for any shares of Common Stock.

(iii)                               To exercise any Repurchase Right, the Company (or one or more of its designees) shall deliver a written notice to the Participant (or his transferee) setting forth the securities to be repurchased and the applicable Repurchase Price thereof, and the date on which such repurchase is to be consummated, which date shall be not less than 15 days or more than 30 days after the date of such notice.  On the date of consummation of the repurchase, (A) the Company (or one or more of its designees) will pay the Participant (or his transferee) the applicable Repurchase Price in cash or, in the Company’s discretion and to the extent not prohibited by law, by cancellation of indebtedness of the Participant to the Company or any Subsidiary or any combination thereof and (B) the Participant (or his transferee) shall (1) cooperate with the Company to cause any certificates evidencing the shares being purchased that are being held in escrow by the Company to be delivered to the Company or its designee or (2) deliver the certificates evidencing the shares being purchased, duly endorsed in blank by the person in whose name the certificate is issued or accompanied, free and clear of any liens, and with stock (or equivalent) transfer taxes affixed.  The Company may exercise its Repurchase Rights upon one or more occasions at any time during the Repurchase Periods set forth above.

(iv)                              Notwithstanding the foregoing, the Repurchase Period and the date on which any repurchase is to be consummated may be extended by the Company at any time when repurchase by the Company (A) is prohibited pursuant to applicable law, (B) is prohibited under any debt instrument of the Company or any of its Affiliates or (C) would result in adverse accounting consequences for the Company, in each case as determined by the Company.

(b)                                 To ensure that the shares of Common Stock issuable upon exercise of the Option are not transferred in contravention of the terms of the Plan and this Agreement, and to ensure compliance with other provisions of the Plan and this Agreement, the Company may deposit any certificates evidencing such shares with an escrow agent designated by the Company.

(c)                                  Notwithstanding anything in this Agreement to the contrary, the Option and any Common Stock purchased pursuant to the exercise thereof shall be subject to the terms of the Stockholders Agreement in addition to the provisions of this Section 8.

9.                                      Securities Representations.  Upon the exercise of the Option prior to registration of the offering of the Common Stock subject to the Option pursuant to the Securities Act or other applicable securities laws, the Participant (or his transferee) shall be deemed to acknowledge and make the representations and warranties as described below and as otherwise may be requested by the Company for compliance with applicable laws, and any issuances of Common Stock by the Company shall be made in reliance upon the express representations and warranties of the Participant (or his transferee).

(a)                                 The Participant is acquiring and will hold the shares of Common Stock for investment for his account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or other applicable securities laws.

(b)                                 The Participant has been advised that offerings of the shares of Common Stock have not been registered under the Securities Act or other applicable securities laws, on the ground that no public offering of the shares of Common Stock is to be effected (it being understood, however, that the shares of Common Stock are being offered in reliance on the exemption provided under Rule 701 under the Securities Act), and that the shares of Common Stock must be held indefinitely, unless they are subsequently registered under the applicable securities laws or the Participant obtains an opinion of counsel (in the form and substance satisfactory to the Company and its counsel) that registration is not required.  In connection with the foregoing, the Company is relying in part on the Participant’s representations set forth in this Section.  The Participant further acknowledges and understands that the Company is under no obligation hereunder to register offerings of the shares of Common Stock.

(c)                                  The Participant is aware of the adoption of Rule 144 by the Securities and Exchange Commission under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions.  The Participant acknowledges that he is familiar with the conditions for resale set forth in Rule 144, and acknowledges and understands that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company has no plans to satisfy these conditions in the foreseeable future.

(d)                                 The Participant will not sell, transfer or otherwise dispose of the shares of Common Stock in violation of the Plan, this Agreement, the Securities Act (or the rules and regulations promulgated thereunder) or under any other applicable securities laws.  The Participant agrees that he will not dispose of the Common Stock unless and until he has complied with all requirements of this Agreement applicable to the disposition of the shares of Common Stock.

(e)                                  The Participant has been furnished with, and has had access to, such information as he considers necessary or appropriate for deciding whether to invest in the shares of Common Stock, and the Participant has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Common Stock.

(f)                                   The Participant is aware that his investment in the Company is a speculative investment that has limited liquidity and is subject to the risk of complete loss.  The Participant is able, without impairing his financial condition, to hold the Common Stock for an indefinite period and to suffer a complete loss of his investment in the Common Stock.

10.                               No Rights as Stockholder.  The Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Option unless and until the Participant has become the holder of record of such shares, and no adjustments shall be made for dividends (whether in cash, in kind or other property), distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan.

11.                               Provisions of Plan Control.  This Agreement is subject to all the terms, conditions and provisions of the Plan, including the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time.  The Plan is incorporated herein by reference.  If and to the extent that this Agreement conflicts or is inconsistent with the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly; provided that if the Committee determines that the rights of the Participant hereunder with respect to the Option would be adversely impaired by an amendment of the Plan, the consent of the Participant shall be required for such amendment.

12.                               Notices.  Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed given when delivered personally, one day after it is sent through a reputable overnight carrier, or three business days after it is mailed by registered mail, return receipt requested, to the parties at the following addresses (or at such other address as a party may specify by notice given hereunder to the other party):

If to the Participant:

At the address listed in the personnel records of 99¢ Only Stores.

If to the Company:

Number Holdings, Inc.
c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Attention:                                         Adam Stein
Telephone:                                   (310) 201-4100
Facsimile:                                         (310) 201-4170

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, CA 90067
Attention:                                         Michael A. Woronoff, Esq.
Telephone:                                   (310) 284-4550
Facsimile:                                         (310) 557-2193

13.                               No Right to Employment.  This Agreement is not an agreement of employment.  None of this Agreement, the Plan or the grant of the Option hereunder shall (a) guarantee that the Employer will employ the Participant for any specific time period or (b) modify or limit in any respect the Employer’s right to terminate or modify the Participant’s employment or compensation.

14.                               Stockholders Agreement.  As a condition to the receipt of shares of Common Stock when the Option is exercised, the Participant (or his transferee) shall execute and deliver a Joinder Agreement or such other documentation as required by the Committee which shall set forth certain restrictions on transferability of the shares of Common Stock acquired upon exercise, a right of first refusal or a right of first offer of the Company and other Persons with respect to shares, and such other terms or restrictions as the Board or Committee shall from time to time establish, including any drag along rights, tag along rights, transfer restrictions and registration rights.  The Stockholders Agreement or other documentation shall apply to the Common Stock acquired when the Option is exercised and covered by the Stockholders Agreement or other documentation.

15.                               Dispute Resolution.  Except as provided in the Fair Competition Agreement entered into by and between 99¢ Only Stores and the Participant and Section 5 hereof, all Disputes (as defined below) shall be resolved in accordance with the Arbitration of Disputes Agreement by and between 99¢ Only Stores and the Participant, which is incorporated herein.

16.                               Severability of Provisions.  If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Agreement shall be construed and enforced as if such provisions had not been included; provided, that if the Company’s call rights and rights of first refusal or rights of first offer set forth in the Stockholders Agreement or other agreement shall be held invalid or unenforceable, the Option shall be cancelled and terminated.

17.                               Governing Law.  This Agreement, and any contest, dispute, controversy or claim arising hereunder or related hereto (collectively, “Disputes”), shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to its principles of conflict of laws that would require the application of the laws of another jurisdiction.

18.                               Interpretation.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.  As used herein:  (i) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (ii) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (iii) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (v) “or” is used in the inclusive sense of “and/or”; and (vi) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

NUMBER HOLDINGS, INC.

	By:	/s/ Frank Schools
	Name:	Frank Schools
	Title:	Senior Vice President, Chief Financial Officer

/s/ Stéphane Gonthier
Employee Name: Stéphane Gonthier
Employee ID number: 145774

EXHIBIT A

NUMBER HOLDINGS, INC.

2012 STOCK INCENTIVE PLAN

NOTICE OF EXERCISE

Number Holdings, Inc.

c/o Ares Management LLC

2000 Avenue of the Stars, 12th Floor

Attention: General Counsel

Date:  [•], 20

Ladies and Gentlemen:

This document constitutes notice under my stock option agreement that I elect to purchase the number of shares for the aggregate payment set forth below.

Type of option (check one):	Incentive ☐	Nonqualified ☐
Option number and grant date:
Number of shares as to which option is exercised:
Unit exercise price:	$
Aggregate exercise price (number of shares as to which option is exercised multiplied by unit exercise price):	$

I (i) acknowledge that I remain subject to the applicable provisions of my option award agreement, including Number Holdings, Inc.’s repurchase rights thereunder and (ii) acknowledge and make the representations and warranties set forth in my option award agreement, including those in Section 9 thereof.

The shares purchased pursuant to this Notice of Exercise will be bound by and subject to the terms of the Stockholders Agreement. I hereby adopt the Stockholders Agreement with the same force and effect as if I were originally a party thereto and acknowledge that I will be considered a “Stockholder” for all purposes of the Stockholders Agreement.

Any notice required or permitted by the Stockholders Agreement will be given to me at the address listed below my signature hereto.

☐ Attached is cash, or a check, bank draft or money order payable to Number Holdings, Inc., in the amount of $                       (aggregate exercise price).

Estimated withholding taxes (per Company)	$

☐ Attached is cash, or a check, bank draft or money order payable to Number Holdings, Inc., in the amount of $                       (estimated withholding taxes).

☐ I have made arrangements with the Company to have applicable withholding taxes withheld from other compensation.

[Participant]

Address:

Telephone:

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